COVENANT TRANSPORT ANNOUNCES SECOND QUARTER FINANCIAL AND
OPERATING RESULTS

CHATTANOOGA, TENNESSEE - July 24, 2006 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended June 30, 2006.

Financial and Operating Results
For the quarter, total revenue increased 8.0%, to $169.4 million from $156.8 million in the same quarter of 2005. Freight revenue, which excludes fuel surcharges, was essentially flat at $139.3 million in the 2006 quarter and $138.7 million in the 2005 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported a net loss of $398,000, or $.03 per share, compared to net income of $652,000, or $.05 per share, for the second quarter of 2005. The second quarter of 2006 included a $650,000 after-tax increase, or $.05 per share, to income taxes related to the previously disclosed settlement with the Internal Revenue Service and a contingency reserve concerning an uncertain tax position.

For the six months ended June 30, total revenue increased 8.9%, to $320.9 million from $294.7 million during 2005. Freight revenue increased 2.5%, to $268.8 million in 2006 from $262.3 million in 2005. The Company generated a net loss of $1.3 million, or $.09 per share, compared with a $3,000 profit for the same period of 2005.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the quarter: “From a freight standpoint, the second quarter started slow and gained momentum. April was soft, May was good, and June was really strong. Average freight revenue per tractor per week, which is our main measure of asset productivity, improved 5.0%, to $3,109 from $2,961 in the second quarter of 2005. This was consistent with one of our major goals for the year-- to increase our average freight revenue per tractor per week at least five percent over the year ago period for each quarter of this year. On a consolidated basis, average miles per tractor improved 4.3% and average freight revenue per total mile improved 0.7%.  Average freight revenue per loaded mile was flat with last year at approximately $1.50 per mile, while non-revenue miles percentage improved. In general, the changes in freight mix as a result of the business realignment expanded the portions of our business with longer lengths of haul, more miles per tractor, and generally lower rate structures, while shrinking the regional service offering, which had the highest rate structure but significantly lower miles per tractor.

"Our after tax cost per mile, excluding the increase to income taxes, increased just over one percent versus the same quarter last year. There were several items up and down, with the main variances being increases in compensation and benefits offset partially by savings in; insurance and claims, the sale-leaseback of the headquarters building, fuel costs net of surcharge collection, and additional gain on disposal of revenue equipment Salaries and benefits increased as a result of a $.01 per mile increase in driver pay in the second half of 2005, an increase in the percentage of the fleet comprised of company drivers versus owner-operators, and higher health claim costs. During the quarter, we reduced our accrual for casualty claims to 8.0 cents per mile from 9.3 cents per mile last year as a result of several quarters of improved safety results that have changed the actuarial estimate. Fuel costs, net of surcharge on company truck miles, actually improved versus last year despite a substantial increase in fuel prices. Improved collection of surcharges, better fuel economy due to lower idle time, and less non revenue miles contributed to the improvement. Gains on disposition were approximately $1.0 million higher than the same quarter last year.

“From an earnings perspective, our results were not much different than we had expected on a pre-tax basis. In April, we stated that our earnings goal was to approximate the same results as last year. For the quarter, our income before income taxes was within $130,000 of last year’s number, which is pretty close considering fuel increased $.30 per gallon since April and we have all the moving parts of the business realignment. The increase to income taxes related to the settlement with the IRS regarding the audit of fiscal 2001 and 2002 and the disallowance of a deduction of certain expenses incurred in respect of our 2003 stock offering. Additionally an amount was booked to a contingency reserve concerning an uncertain tax position for fiscal 2006.

"From an equipment and capitalization perspective, we believe Covenant continues to be well-positioned. Our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.4 years and an average trailer age of 2.4 years. We expect to keep the fleet fresh during 2006—our current plan anticipates replacing a total of 1,960 tractors and 2,110 trailers in 2006. From a balance sheet perspective, the 2006 equipment plan is expected to increase our overall balance sheet and lease obligations, with a reduction expected in 2007 as we significantly reduce our capital spend. As compared with year end 2005, balance sheet debt decreased by $8.5 million while financing under operating leases increased by a present value of approximately $38.2 million. The increase in the off balance sheet financing was largely driven by the sale-leaseback of our corporate headquarters in April 2006. At June 30, 2006, our total balance sheet debt was $71.8 million and our stockholder's equity was $188.7 million, for a total debt-to-capitalization ratio of 27.6% and a book value of $13.48 per share.”

Update on Business Realignment
Mr. Parker offered the following comments on the company’s ongoing business realignment: “This quarter marked the end of the first year of our business realignment around major service offerings. Last July, we announced the realignment and stated that we anticipated a two year effort before our operating results trended toward an acceptable level. During the past year our management team, and everyone in the company, has worked incredibly hard to make Covenant a better company. We have achieved significant milestones, including reorganizing our company around four major service offerings, creating separate financial and organizational reporting, appointing general managers of each service offering, and developing business plans for each service offering. Most recently, since the end of the first quarter of 2006, we completed the start-up of Covenant Transport Solutions, a separate subsidiary initially focused on capacity solutions for our customers. We hired Rob Stephens, formerly Managing Director of Bennett Network Systems, to head up this unit. In addition, we were very pleased to hire Jerry Eddy as Vice President and General Manager of Dedicated Operations. Mr. Eddy has previous experience as Vice President of Sales and Business Development for a large southeast specialized carrier and in various roles in the dedicated operation at Schneider National.

“The second quarter was probably the most significant quarter in refining our network since the restructuring began. We continue to focus on improving our lane balance and density across divisions and to allocate equipment to more efficient service offerings. In general, since the second quarter of 2005, we have taken the following actions:

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Expedited Team: Increased the fleet by approximately 10%, expanded the length of haul to reflect a renewed focus on transcontinental loads, and increased miles per truck. The team operation is also the main training ground for new drivers, and improvements in our training have allowed us to lower turnover in a difficult driver market. Average freight revenue per total mile has remained basically flat with last year, although the length of haul has expanded about 15%.

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Refrigerated: Increased our combined SRT and Covenant Refrigerated fleet by approximately 22%, expanded the length of haul, and increased miles per truck slightly. Average freight revenue per total mile increased 2.4%, while average length of haul has increased about 7%. Within this service offering, SRT continues to generate the best performance of any part of our company, and Covenant Refrigerated should be complimented for taking on more trucks than its business plan called for to cover additional trucks coming out of the regional service offering.

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Dedicated: Increased the fleet by approximately 39% and expanded the length of haul, while miles per truck decreased about 7%. Average freight revenue per total mile increased 15.7% even with the longer length of haul. While we believe the reallocation of trucks from the regional business to new dedicated business was prudent, the margins on the new dedicated business are not quite what we expect on a long-term basis because of the quick ramp-up.

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Regional: Decreased the fleet by approximately 38%, decreased the length of haul, and increased miles per truck slightly. Average freight revenue per total mile decreased 5.1%. The freight mix within our regional service offering changed substantially. The average truck count for the quarter decreased by almost 600 trucks versus the second quarter of last year, and we expect the truck count to continue to decrease over the remainder of the year, as additional trucks are allocated elsewhere and the overall size of the company’s fleet is reduced. Within the regional service offering, average length of haul decreased about 25% to 552 miles in the second quarter of 2006, as we continue to pursue shorter, more consistent lanes within defined regions. The process of repositioning several hundred tractors around freight centers and driver domiciles has caused an increase in brokered freight and some lane and customer turnover that has temporarily affected the rate structure of this service offering. We understand the reasons for the rate decrease and will be working diligently to correct them within the context of building a successful regional offering.

“On a consolidated basis, we will continue to look for improvements in average freight revenue per tractor per week as a key indicator of progress on the realignment. We would have liked a little more progress on rates, but given the changes in business mix, mileage utilization was the main focus. The improvement in miles per tractor was encouraging because this ran counter to most of the publicly traded truckload carriers. Improving the utilization of our equipment is important because it helps cover fixed costs and also keeps our drivers happier, because they are mostly paid by the mile. Also it is much easier to raise rates over time if your trucks are generating enough miles.

“Beyond the numbers, we believe the ability of our general managers to concentrate on smaller business units is beginning to address some fundamental trucking issues that will help position Covenant for better performance in the future. Driver turnover is a critical issue for Covenant and for the entire truckload industry. Year-over-year, our driver turnover decreased quite nicely, from higher than the industry average published by the American Trucking Associations in the second quarter last year, to significantly better in the second quarter this year. Although we expect turnover to fluctuate with changes in freight mix and because of intense competition for drivers, we believe we are generally headed in the right direction through a combination of fair pay and non-pay initiatives. The decrease in turnover helped keep our unseated truck percentage approximately the same as last year during the quarter.

“Improving safety has been a big focus at Covenant for the past couple of years. We have taken a number of steps that may have cost us utilization and drivers, but we believe were instrumental in improving our safety record and insurance and claims costs. Our ratio of reportable accidents per million miles has trended down for the past year. For the first half, the ratio improved 12% versus the first half of last year, and the percentage of accidents we categorize as severe improved as well.

“Equipment utilization, driver turnover, and safety are three key areas we had targeted, and we are pleased to report progress on these fronts. As we stated last year, we view the realignment as a multi-year effort, and we are only one year into the process. For the next year, our regional service offering will receive a tremendous amount of focus as it will be critical to increase the rate structure, continue to achieve more miles per truck, and bring even more of the trucks and drivers within defined regions. In addition, we expect to concentrate on improving our overall customer experience, developing a better career path for our drivers, controlling our cost structure, refining the networks, pricing, and operating efficiency in our other service offerings, developing quality leaders within the organization, and instilling an enterprise-wide commitment to continuous improvement after the major surgery of the realignment is complete. At this point I am very proud of the team’s effort during the first year of the realignment and would give them high marks for the amount of progress accomplished, even if we are not satisfied with the current financial results. I want to emphasize, however, that we still have a long way to go to reach our financial and operating goals.”

The Company will be hosting a conference call tomorrow, July 25 at 1:30 p.m. Eastern Time to discuss the quarter as well as to provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 2897613. An audio replay will be available for one week following the call at 800-642-1687, access code 2897613. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: tractor and trailer build and delivery schedules; our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Joey B. Hogan, Executive VP and Chief Financial Officer hogjoe@covenanttransport.com	(423) 825-3336

For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 825-3357

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
($000s)	2006	2005	% Change	2006	2005	% Change
Freight revenue	$139,344	$138,736	0.4%	$268,778	$262,306	2.5%
Fuel surcharge revenue	30,018	18,077		52,109	32,433
Total revenue	$169,362	$156,813	8.0%	$320,887	$294,739	8.9%

Operating expenses
Salaries, wages and related expenses	64,421	60,967		123,063	114,913
Fuel expense	50,301	39,905		92,217	73,395
Operations and maintenance	8,774	8,444		17,271	15,672
Revenue equipment rentals and purchased transportation	15,458	15,049		30,136	30,409
Operating taxes and licenses	3,465	3,604		6,767	6,943
Insurance and claims	8,187	9,603		16,414	18,437
Communications and utilities	1,527	1,601		3,117	3,240
General supplies and expenses	5,740	4,314		10,044	8,464
Depreciation and amortization	8,536	10,284		18,555	19,948
Total operating expenses	166,409	153,771		317,584	291,421
Operating income	2,953	3,042		3,303	3,318
Other (income) expenses:
Interest expense	1,075	1,038		2,199	1,652
Interest income	(122)	(57)		(259)	(101)
Other	(22)	(94)		(75)	(330)
Other expenses, net	931	887		1,865	1,221
Income before income taxes	2,022	2,155		1,438	2,097
Income tax expense	2,420	1,503		2,721	2,094
Net income	$(398)	$652		$(1,283)	$3

Basic earnings per share	($0.03)	$0.05		($0.09)	$0.00
Diluted earnings per share	($0.03)	$0.05		($0.09)	$0.00
Weighted avg. common shares outstanding	13,997	14,100		13,991	14,375
Weighted avg. common shares outstanding adjusted for assumed conversions	13,997	14,182		13,991	14,533

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue	-0.29%	0.47%		-0.48%	0.00%
Average freight revenue per loaded mile	$1.499	$1.504	-0.3%	$1.495	$1.480	1.0%
Average freight revenue per total mile	$1.356	$1.347	0.7%	$1.350	$1.327	1.7%
Average freight revenue per tractor per week	$3,109	$2,961	5.0%	$3,025	$2,865	5.6%
Average miles per tractor per period	29,808	28,589	4.3%	57,948	55,815	3.8%
Weighted avg. tractors for period	3,441	3,604	-4.5%	3,434	3,541	-3.0%
Tractors at end of period	3,509	3,620	-3.1%	3,509	3,620	-3.1%
Trailers at end of period	8,453	8,733	-3.2%	8,453	8,733	-3.2%

	June 2006	Dec 2005
Total assets	$355,690	$371,261
Total equity	$188,712	$189,724
Total debt, including current maturities	$71,781	$80,281
Debt to Capitalization Ratio	27.6%	29.7%